Aviat Networks Announces CFO Transition and Preliminary Results for Fourth Quarter Fiscal 2025

AUSTIN, Texas – August 27, 2025 – Aviat Networks, Inc. (NASDAQ: AVNW), (“Aviat” or the “Company”) the leading expert in wireless transport and access solutions, announced today that Michael Connaway, Senior Vice President and Chief Financial Officer (“CFO”), will resign from his position to pursue another opportunity outside of the industry, effective after the Company files its Form 10-K for fiscal year 2025.

Andrew Fredrickson, currently Aviat’s Vice President of Corporate Finance, will assume the role of Interim CFO upon Mr. Connaway’s departure. Aviat has initiated a search process, with the assistance of a leading executive search firm, to identify a permanent CFO.

“I would like to thank Michael for his contribution to Aviat during his tenure and wish him the best in his future endeavors,” said Pete Smith, President and Chief Executive Officer of Aviat. “I also want to thank Andrew for stepping into the Interim CFO role and leading the finance organization during the search process. His experience and familiarity with Aviat and its stakeholders will help to provide a smooth transition.”

The Company is providing the following preliminary results for the fiscal fourth quarter ended June 27, 2025:

GAAP Net Income
•The Company estimates GAAP net income for the fourth quarter to be greater than $4.5 million, compared to net income of $1.5 million reported in the year-ago period.
Non-GAAP Adjusted EBITDA
•The Company estimates non-GAAP Adjusted EBITDA for the fourth quarter to be greater than $14.0 million, compared to $11.9 million in the year-ago period.

Information Regarding Preliminary Results
The preliminary estimated financial information contained in this news release reflects management’s estimates based solely upon information available to it as of the date of this news release and is not a comprehensive statement of the Company’s financial results for the fiscal fourth quarter ended June 27, 2025. The information presented herein should not be considered a substitute for full unaudited financial statements for the fiscal fourth quarter ended June 27, 2025 and should not be regarded as a representation by the Company or its management as to its actual financial results for the fiscal fourth quarter ended June 27, 2025. The preliminary estimated financial results described above constitute forward-looking statements. The preliminary estimated financial information presented herein is subject to change, and the Company’s actual financial results may differ from such preliminary estimates and such differences could be material. Accordingly, you should not place undue reliance upon these preliminary estimates.

Forward-Looking Statements
Certain matters discussed constitute forward-looking statements within the meaning of the federal securities laws. All statements contained in this notification that do not relate to matters of historical fact should be considered forward-looking statements, including, without limitation, statements regarding the potential Company’s preliminary financial results. These forward-looking statements are based on management’s current expectations.

These statements are neither promises nor guarantees, but involve known and unknown risks, uncertainties and other important factors that may cause the Company’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Important factors that could cause actual results to differ materially from expectations include, but are not limited to the risks discussed in detail in “Item 1A. Risk Factors” of the Company’s most recent Annual Report on Form 10-K, as updated by its other filings with the SEC. The Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of future events, new information or otherwise, except as required by law.

About Aviat Networks, Inc.
Aviat Networks, Inc. is the leading expert in wireless transport and access solutions and works to provide dependable products, services and support to its customers. With more than one million systems sold into 170 countries worldwide, communications service providers and private network operators including state/local government, utility, federal government and defense organizations trust Aviat with their critical applications. Coupled with a long history of microwave innovations, Aviat provides a comprehensive suite of localized professional and support services enabling customers to drastically simplify both their networks and their lives. For more than 70 years, the experts at Aviat have delivered high performance products, simplified operations, and the best overall customer experience. Aviat is headquartered in Austin, Texas. For more information, visit www.aviatnetworks.com or connect with Aviat Networks on
Facebook and LinkedIn.

AVIAT NETWORKS, INC.
Fiscal Year 2025
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES AND REGULATION G DISCLOSURE
(Unaudited)

To supplement the consolidated financial statements presented in accordance with accounting principles generally accepted in the United States (GAAP), we provide adjusted income before interest, tax, depreciation and amortization (Adjusted EBITDA), in each case, adjusted to exclude certain costs, charges, gains and losses, as set forth below. We believe that this non-GAAP financial measure, when considered together with the GAAP financial measure provides information that is useful to investors in understanding period-over-period operating results separate and apart from items that may, or could, have a disproportionate positive or negative impact on results in any particular period. We also believe this non-GAAP measure enhances the ability of investors to analyze trends in our business and to understand our performance. In addition, we may utilize non-GAAP financial measures as a guide in our forecasting, budgeting and long-term planning process and to measure operating performance for some management compensation purposes. Any analysis of non-GAAP financial measures should be used only in conjunction with results presented in accordance with GAAP. Reconciliations of this non-GAAP financial measure with the most directly comparable financial measure calculated in accordance with GAAP follow.
We believe that the presentation of this non-GAAP item provides meaningful supplemental information to investors, when viewed in conjunction with, and not in lieu of, our GAAP results. However, the non-GAAP financial measures has not been prepared under a comprehensive set of accounting rules or principles. Non-GAAP information should not be considered in isolation from, or as a substitute for, information prepared in accordance with GAAP. Moreover, there are material limitations associated with the use of non-GAAP financial measures.

	Three Months Ended
	June 27, 2025(1)	June 28, 2024
Adjusted EBITDA:
GAAP net income	$4,500	$1,549
Depreciation and amortization of property, plant and equipment and intangible assets	~2,100	1,265
Interest expense, net	~1,800	916
Other (income) expense, net	~(3,100)	(70)
Share-based compensation	~1,400	1,796
Merger and acquisition related expense	~600	1,720
Restructuring charges	~2,000	1,640
Provision for income taxes	~4,700	3,060
Adjusted EBITDA	$14,000	$11,876

(1) Preliminary GAAP Net income and Adjusted EBITDA preliminary results are estimated on a greater than basis.